Exhibit 3.19
REPORT OF A TAKE-OVER BID
Section 189.1.3 of the regulations to the Securities Act (Québec)
1.	Name and Address of the Offeree company:

Falconbridge Limited (“Falconbridge”) 181 Bay Street, Suite 200, Toronto, ON M5J 2T3

2.	Names and address of the Offeror:

Inco Limited (the “Offeror”) 145 King Street West, Suite 1500, Toronto, ON M5H 4B7

3.	Designation of the securities that are subject to the bid:

Common shares of Falconbridge, together with associated rights outstanding under the shareholder rights plan of Falconbridge (the “Common Shares”).

4.	Date of bid:

October 24, 2005

5.	Maximum number of securities of the class subject to the bid which are sought by the Offeror:

All of the issued and outstanding Common Shares, other than those Common Shares owned directly or indirectly by the Offeror, and including Common Shares that may become issued and outstanding after the date of the bid upon the conversion, exchange or exercise of any securities of Falconbridge that are convertible into or exchangeable or exercisable for Common Shares.

6.	Value, expressed in Canadian dollars, of the consideration offered per security:

At the election of each holder of Common Shares:
(a)	Cdn.$34.00 in cash per Common Share; or

(b)	0.6713 common shares of the Offeror and Cdn.$0.05 in cash per Common Share.

7.	Fee payable in respect of the bid, as calculated under subsection 271.4(1) of the Securities Act (Québec)

$850 ($1000 minimum fee less 15% as per Section 271.12).
DATED this 24th day of October 2005.

By:	/s/ Stuart F. Feiner
	Name:	Stuart F. Feiner
	Title:	Executive Vice President, General Counsel and Secretary